Exhibit 10.4

UK Addendum

1.	Purpose and eligibility

The purpose of this addendum to the Plan (the "UK Addendum") is to enable the Board to grant Awards to certain employees and directors of Acxiom Corporation (the "Company") and its Subsidiaries who are based in the United Kingdom.  Awards (which will be unapproved for UK tax purposes) may only be granted under the UK Addendum to employees and directors of the Company and its Subsidiaries.  Awards granted pursuant to the UK Addendum are granted pursuant to an "employees' share scheme" for the purposes of the Financial Services and Markets Act 2000.

2.	Definitions

Definitions are as contained in Section 2 of the Plan, with the following additions, amendments or substitutions:

(a)	The definition of "Associate" shall be deleted and the word "Employee" shall be substituted therefor throughout the Plan.

(b)	"Control" (for the purposes of the definition of "Subsidiary", below) has the meaning contained in section 995 Income Tax Act 2007.

(c)	"Employee" shall mean any employee or director of the Company or its Subsidiaries.

(d)	"HMRC" means the UK HM Revenue & Customs.

(e)	"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003.

(f)	"PAYE" means the UK Pay-As-You-Earn income tax withholding system governed by the Income Tax (PAYE) Regulations 2003.

(g)
"Service" means service as an Employee, subject to such further limitations as may be set forth in the applicable Stock Option Agreement or Restricted Share Agreement.  Service shall be deemed to continue during a bona fide leave of absence approved by the Company in writing if and to the extent that continued crediting of Service for purposes of the Plan is expressly required by the terms of such leave or by applicable law, as determined by the Company.  The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(h)	The definition of "Subsidiary" shall be restated in its entirety as follows: “Subsidiary” shall mean a company (wherever incorporated) which for the time being is under the Control of the Company.

3.	Terms

Awards granted pursuant to the UK Addendum shall be governed by the terms of the Plan, subject to any such amendments set out below and as are necessary to give effect to Section 1 of the UK Addendum, and by the terms of the individual Award Agreement entered into between the Company and the Participant.

4.	Participation

For the purpose of granting awards pursuant to the Plan to UK Employees only, the Plan shall be amended by the substitution of the word "Employee" for the word "Associate" throughout.

5.	Non-transferability of Awards

An Award granted pursuant to the UK Addendum may not be transferred other than by the laws of intestacy on death of the Participant.

6.	Withholding obligations

6.1
The Participant shall be accountable for any income tax and, subject to the following provisions, national insurance liability which is chargeable on any assessable income deriving from the exercise of, or other dealing in, the Award.  In respect of such assessable income the Participant shall indemnify the Company and (at the direction of the Company) any Subsidiary which is or may be treated as the employer of the Participant in respect of the following (together, the "Tax Liabilities"):

(a)
any income tax liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies to income tax under ITEPA and the PAYE regulations referred to in it; and

(b)
any national insurance liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it, such national insurance liability being the aggregate of:

(i)	all the Employee's primary Class 1 national insurance contributions; and

(ii)	all the employer's secondary Class 1 national insurance contributions.

6.2
Pursuant to the indemnity referred to in clause 6.1, the Participant shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

(a)
making a cash payment of an appropriate amount to the relevant company whether by cheque, banker's draft or deduction from salary in time to enable the company to remit such amount to HMRC before the 14th day following the end of the month in which the event giving rise to the Tax Liabilities occurred; or

(b)
appointing the Company as agent and/or attorney for the sale of sufficient Shares acquired pursuant to the exercise of, or other dealing in, the Award to cover the Tax Liabilities and authorising the payment to the relevant company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant company in relation to such sale) out of the net proceeds of sale of the Shares;

(c)
entering into an election whereby the employer's liability for secondary Class 1 national insurance contributions is transferred to the Participant on terms set out in the election and approved by HMRC.

7.	Section 431 Election

Where the Shares to be acquired on the exercise of, or other dealing in, the Award are considered to be "restricted securities" for the purposes of the UK tax legislation (such determination to be at the sole discretion of the Company), it is a condition of exercise or acquisition of the Shares that the Participant if so directed by the Company enter into a joint election with the Company or, if different, the relevant Subsidiary employing the Participant pursuant to section 431 ITEPA electing that the market value of the Shares to be acquired on the exercise of, or other dealing in, the Award be calculated as if the Shares were not "restricted securities".

Adopted by the Compensation Committee on

February 14, 2012